Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Levi Strauss & Co. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock. The following summary of the terms of our common stock is based upon our amended and restated certificate of incorporation, our amended and restated bylaws and our registration rights agreement, dated March 6, 2019 among the Company and the stockholders named therein (the “Registration Rights Agreement”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our Registration Rights Agreement, which are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.8 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws, our Registration Rights Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

DESCRIPTION OF CAPITAL STOCK
General
Our amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Our authorized capital stock consists of 1,632,000,000 shares, all with a par value of $0.001 per share, of which 1,200,000,000 shares are designated as Class A common stock, 422,000,000 shares are designated as Class B common stock and 10,000,000 shares are designated as preferred stock.
Our board of directors may issue additional shares of capital stock authorized by our amended and restated certificate of incorporation without stockholder approval, subject to obtaining stockholder approval to the extent required by the listing standards of the New York Stock Exchange (the “NYSE”) or our amended and restated certificate of incorporation.
Class A Common Stock and Class B Common Stock
Voting Rights
Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as required by Delaware law or as otherwise provided in our amended and restated certificate of incorporation.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of our Class A common stock and Class B common stock, voting together as a single class.
We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.
Economic Rights
Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of

Class A common stock and Class B common stock, each voting separately as a class.
Dividends. Any dividend or distribution paid or payable to the holders of shares of Class A common stock and Class B common stock are paid pro rata, on an equal priority, pari passu basis; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).
Liquidation. In the event of our liquidation, dissolution or winding-up, upon the completion of any distributions required with respect to any shares of preferred stock that may then be outstanding, our remaining assets legally available for distribution to common stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.
Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner.
Change of Control Transaction. In connection with any change of control, the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them provided, however, that in the event the consideration payable to our stockholders in such change in control is securities of another entity, the securities payable to the holders of Class B common stock may have more votes per share (but in no event more than ten times) the number of votes per share of the securities payable to the holders of Class A common stock.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, except for certain transfers described in our amended and restated certificate of incorporation. In addition, all Class B common stock will convert automatically into Class A common stock on the last day of the fiscal quarter during which the then-outstanding shares of Class B common stock first represent less than 10% of the aggregate number of shares of the then-outstanding Class A common stock and Class B common stock; provided, that if the first day the shares of Class B common stock first represent less than 10% of the aggregate number of shares of the then-outstanding Class A common stock and Class B common stock occurs within 15 days of the end of a fiscal quarter, such conversion will occur on the last day of the following fiscal quarter.

Registration Rights
Holders of more than 90% of our Class B common stock have certain contractual rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of Class A common stock issuable upon conversion of their Class B common stock. These shares are collectively referred to as registrable securities.
Piggyback Registration Rights. If we register any of our securities for public sale, the holders of any then-outstanding registrable securities will be entitled to notice of, and will have the right to include their registrable securities in, such registration. These piggyback registration rights will be subject to specified conditions and limitations, including the right of the underwriters of any underwritten offering to limit the number of registrable securities to be included in such offering (but in no case below 50% of the total number of securities included in such offering).
Registration on Form S-3. If we are eligible to file a registration statement on Form S-3, the holders of any then-outstanding registrable securities will have the right to demand that we file registration statements on Form S-3. This right to have registrable securities registered on Form S-3 will be subject to specified conditions and limitations.
Expenses of Registration. Subject to specified conditions and limitations, we will pay all expenses relating to any registration made pursuant to the registration rights agreement, other than underwriting discounts and commissions.
Termination of Registration Rights. The registration rights of any particular holder of registrable securities will not be available when such holder is able to sell all of his, her or its registrable securities during a 90-day period pursuant to Rule 144 or other similar exemption from registration under the Securities Act.

Protective Provisions
So long as any shares of Class B common stock remain outstanding:
•the approval of the holders of a majority of our then-outstanding Class A common stock and Class B common stock, voting together as a single class, will be required in order for us to issue shares of Class A common stock, or securities convertible into or exercisable for Class A common stock, if the number of securities to be issued is equal to or exceeds 20% of the sum of the number of shares of Class A common stock and Class B common stock outstanding before such issuance (or if the number of securities to be issued, together with any securities issued as consideration for acquisitions within the 12 months prior to such issuance, is equal to or exceeds 20% of the sum of (a) the number of shares of Class A common stock and Class B common stock as of the first day of such 12-month period and (b) the number of shares of Class A common stock and Class B common stock issued subsequent to such date pursuant to options, RSUs, SARs or other awards issued pursuant to stockholder-approved equity incentive plans and acquisitions); and
•the approval of the holders of a majority of our then-outstanding Class B common stock will be required in order for us to: (i) amend, alter or repeal our amended and restated certificate of incorporation or our amended and restated bylaws in a manner that modifies the powers, preferences or rights of our Class B common stock; (ii) reclassify any outstanding shares of Class A common stock into shares having dividend or distribution rights that are senior to our Class B common stock or having the right to more than one vote per share; (iii) adopt or implement any stockholder rights plan that may have the effect of diluting the equity interest of any family member or entity controlled by a family member; (iv) issue shares of preferred stock, other than in connection with a stockholder rights plan; or (v) issue additional shares of Class B common stock, except upon the payment of certain dividends.
Anti-Takeover Provisions
Anti-Takeover Statute
We are subject to Section 203 of the DGCL, or Section 203, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized by the stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a board of directors comprising three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the Class A common stock and Class B common stock outstanding are able to elect all of our directors. Our amended and restated certificate of incorporation provides for a two-class common stock structure, which provides our current stockholders with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Our amended and restated certificate of incorporation and amended and restated bylaws:
•establish a classified board of directors so that not all members are elected at one time;
•permit our board of directors to establish the number of directors and fill any vacancies and newly-created directorships;
•provide that members of our board of directors may be removed at any time, with or without cause;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•provide that stockholders can take action by written consent, at an annual stockholder meeting or at a special stockholder meeting (which may be called by the Chairperson of our board of directors, our CEO, our board of directors (pursuant to a resolution adopted by a majority of the authorized directors) or stockholders entitled to cast 30% of the votes at such special meeting);
•provide that our board of directors is expressly authorized to make, alter or repeal our bylaws;
•restrict the forum for certain litigation against us to Delaware;
•reflect the dual class structure of our common stock; and
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders.
The combination of these provisions makes it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complain asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021-1011.
Listing
Our Class A common stock is currently listed on the NYSE under the symbol “LEVI.”